Exhibit 10.1

SIXTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT AND WAIVER TO CREDIT AGREEMENT (this “Amendment”), dated as of October 15, 2014 (the “Effective Date”), is entered into by and among VENOCO, INC. (the “Company”), and the undersigned lenders party to the Credit Agreement defined below, and acknowledged by CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

INTRODUCTION

A.                                    This Amendment is in respect of that certain Fifth Amended and Restated Credit Agreement, dated as of October 3, 2012, among the Company, the Guarantors from time to time parties thereto, the several financial institutions from time to time parties thereto as Lenders, the Administrative Agent, the Arranger, the Syndication Agent and the Documentation Agent and the other Persons from time to time parties thereto (as amended, supplemented, restated or otherwise modified, the “Credit Agreement”).

B.                                    In connection with that certain Waiver to Credit Agreement dated effective as of June 30, 2014, as extended by that certain Extension of Waiver to Credit Agreement dated effective as of September 30, 2014, each by and among the parties hereto, the Company has requested, among other things, (i) a conditional waiver of the Company’s failure to comply with Section 8.12(b) of the Credit Agreement as of June 30, 2014 and September 30, 2014 (collectively, the “Existing Defaults”), and (ii) modification of the financial covenants in Section 8.12, and other provisions, of the Credit Agreement as specified below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.                                                                         Definitions.  Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement. As used herein, (a) “Proposed Disposition (Phase I)” means the Disposition of the Oil and Gas Properties set forth on Part A of Annex I hereto; and (b) “Proposed Disposition (Phase II)” means the Disposition of the Oil and Gas Properties set forth on Part B of Annex I hereto.

SECTION 2.                                                                         Waivers.   As of the Effective Date, the undersigned Lenders hereby conditionally waive the Existing Defaults.  For the avoidance of doubt, the foregoing conditional waiver is only a waiver with respect to compliance with Section 8.12(b) of the Credit Agreement with respect to the fiscal quarters ended June 30, 2014 and September 30, 2014 and is not (i) a waiver of such Section 8.12(b) with respect to any other period or date or (ii) a waiver of any other provision of the Credit Agreement or any other Loan Document. The express waiver set forth in this Section 2 is limited to the extent described herein and shall not be construed to be a waiver of any of the other terms, provisions, covenants, warranties, Events of Default or agreements contained in the Credit Agreement or in any of the other Loan Documents.

SECTION 3.                                                                         Conditions and Event of Default.  The waiver granted in Section 2 is conditioned upon the occurrence on or before October 31, 2014 of (i) the consummation of the Proposed Disposition (Phase I) and (ii) the Company’s making a prepayment of the Loans in the amount of the greater of (a) $135,000,000, or (b) the Net Cash Proceeds received from the Proposed Disposition (Phase I), such prepayment to be made immediately after the receipt of the Net Cash Proceeds of the Proposed Disposition (Phase I).  Failure to meet any of the conditions set forth in this Section 3 shall render the conditional waiver set forth in Section 2 ineffective, null and void, such that the Existing Defaults will automatically constitute Events of Default.  Upon satisfaction of the conditions set forth in this Section 3, the conditional waiver set forth in Section 2 shall become permanent and unconditional.

SECTION 4.                                                                         Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)                                                         The following definitions are added in alphabetical order to Section 1.1 of the Credit Agreement:

“Cash Management Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any Lender (or any Affiliate of any Lender) in respect of treasury management arrangements (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), depositary or other cash management services, including commercial credit card and merchant card services.”

“Sixth Amendment” has the meaning specified in Section 2.6(f)(v).

(b)                                                         The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety with the following:

““Consolidated EBITDA” means with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any fiscal period, without duplication, (a) Consolidated Net Income plus (b) depreciation, depletion, amortization, adjustments resulting from the application of ASC 718 and ASC 505-50 and other non-cash items reducing Consolidated Net Income plus (c) Consolidated Interest Expense plus (d) income tax expense plus (e) one-time expenses in an amount up to but not exceeding $10,000,000 incurred in connection with the Merger and the financing of the Merger plus (f) non-cash expenses for any employee stock ownership plan or stock appreciation rights plan minus (g) any non-cash items increasing Consolidated Net Income, all determined in accordance with GAAP.  For purposes of Section 8.12(c), Consolidated EBITDA shall be calculated to give pro forma effect to Acquisitions and Dispositions as if such Acquisition(s) or Disposition(s) had been consummated on the first day of the period of four consecutive fiscal quarters ending on the relevant date of calculation.”

(c)                                                          The definition of “Obligations” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety with the following:

““Obligations” means the unpaid principal of and interest (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition for an Insolvency Proceeding, or the commencement of any Insolvency Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other advances, debts, liabilities, losses, damages, penalties, actions, judgments, suits, obligations, amounts, indemnities, covenants and duties arising under any Loan Document, owing by any Loan Party to any Lender, the Issuing Lender, the Administrative Agent, any Qualifying Derivative Contract Counterparty or any Indemnified Person, as well as any Cash Management Obligations, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel) or otherwise; provided, however that notwithstanding the foregoing, amounts owing to Qualifying Derivative Contract Counterparties in respect of transactions under Qualifying Derivative Contracts shall only constitute “Obligations” to the extent that such transactions constitute Qualifying Derivative Transactions; provided further, however, that Excluded Swap Obligations shall not be “Obligations.”

(d)                                                         The definition of “Restricted Subsidiary” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety with the following:

““Restricted Subsidiary” means any Subsidiary of the Company.  For the avoidance of doubt, the Company is not permitted to designate any Subsidiary as an “unrestricted subsidiary” under any circumstances.”

(e)                                                          The definition of “Unrestricted Subsidiary” in Section 1.1 of the Credit Agreement, and each reference to and exception for Unrestricted Subsidiaries in the Loan Documents, including without limitation, the Credit Agreement, are hereby deleted in its  entirety. For the avoidance of doubt, the Company has not and is not permitted to designate any Subsidiary as an Unrestricted Subsidiary.

(f)                                                           Sections 2.6(b), 2.6(c) and 2.6(f) of the Credit Agreement are hereby amended and restated in its entirety with the following:

“(b)                           Annual Borrowing Base Determinations.  Upon receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(i), the Administrative Agent shall make a determination by May 1, or, if later, within 25 days of the receipt of such report (such determination, the “Annual Proposed Borrowing Base”) of the amount of the borrowing base (herein as determined and redetermined from time to time and in effect on any date called the “Borrowing Base”) on account of such reserves as of the preceding January 1, subject to the approval of all of the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) as provided in this Section 2.6(b), and the Administrative Agent shall promptly notify the Lenders in writing of the Annual Proposed Borrowing Base once determined.  The Annual Proposed Borrowing Base shall be so made by the Administrative Agent in the exercise of its sole discretion and confirmed by each of the Lenders in the exercise of its sole discretion and in accordance with the Administrative Agent’s and such Lender’s normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, Cash Management Obligations, commodity prices, permitted Indebtedness, capital expenditure requirements, pro forma covenant compliance and the Company’s financial projections).  Any Annual Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders other than the Defaulting Lenders, if any, and any Annual Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or deemed to have been approved by the Supermajority Lenders, in each case as provided in this Section 2.6(b).  The Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) may approve the Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Annual Proposed Borrowing Base.  Any Lender that fails to respond to any notice of the Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(b) within such 15 days shall be deemed to have approved such Annual Proposed Borrowing Base.  If the Lenders other than the Defaulting Lenders, if any, or the Supermajority

Lenders (as applicable) fail to approve the Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders other than the Defaulting Lenders, if any, for, their individual recommendations for the redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, Cash Management Obligations, commodity prices, permitted Indebtedness, capital expenditure requirements, pro forma covenant compliance and the Company’s financial projections), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable); provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.  If any Lender refuses to accept an Annual Proposed Borrowing Base pursuant to this Section 2.6(b), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such dissenting Lender to be replaced pursuant to Section 3.7.

(c)                                  Semi Annual Borrowing Base Determinations.  In addition, upon the receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(ii), the Administrative Agent shall make a determination by November 1, or, if later, within 25 days of the receipt of such report (such determination, the “Semi-Annual Proposed Borrowing Base”) of the Borrowing Base as of the preceding July 1.  The Semi-Annual Proposed Borrowing Base shall be determined in the same manner and be subject to the same approvals as prescribed with respect to the Annual Proposed Borrowing Base set forth in Section 2.6(b), and likewise the Administrative Agent shall notify the Lenders in writing of the Semi-Annual Proposed Borrowing Base once determined.  The Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) may approve the Semi-Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Semi-Annual Proposed Borrowing Base.  Any Lender that fails to respond to any notice of the Semi-Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(c) within such 15 days shall be deemed to have approved such Semi-Annual Proposed Borrowing Base.  If the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable) fail to approve the Semi-Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders other than the Defaulting Lenders, if any, for, their individual recommendations for the redetermined Borrowing Base determined in the exercise of their sole discretion in accordance with their respective normal and customary practices and standards for oil and gas loans (including consideration of the Company’s liquidity, Derivative Contracts, market interest rates, Cash Management Obligations, commodity prices, permitted Indebtedness, capital expenditure requirements, pro forma covenant compliance and the Company’s financial projections), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Lenders other than the Defaulting Lenders, if any, or the Supermajority Lenders (as applicable); provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount.  If any Lender refuses to accept the Semi-Annual Proposed Borrowing Base pursuant to this

Section 2.6(c), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such dissenting Lender to be replaced pursuant to Section 3.7.

(f)                                   Mandatory Action.

(i)                                     If on any date a Borrowing Base Deficiency exists, then the Company shall cure such Borrowing Base Deficiency immediately by prepaying the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid and accrued to date of such prepayment and if any excess remains after prepaying the Loans because of any Letter of Credit Outstandings, Cash Collateralize an amount equal to such excess; provided, however, that upon any Borrowing Base Deficiency caused by a redetermination downward of the Borrowing Base pursuant to Section 2.6, the Company may effect such cure through any of the following means or any combination thereof:  (A) the making of a lump sum principal prepayment on the Loans within 30 days of the occurrence of such Borrowing Base Deficiency (and, if any Borrowing Base Deficiency remains after prepayment of all Loans, Cash Collateralizing the Letter of Credit Outstandings to the extent required to eliminate the Borrowing Base Deficiency); (B) the making of a principal prepayment on the Loans (and, if any Borrowing Base Deficiency remains after prepayment of all Loans, Cash Collateralizing the Letter of Credit Outstandings to the extent required to eliminate the Borrowing Base Deficiency) in six substantially equal monthly installments commencing 30 days from the date the Borrowing Base Deficiency occurs and continuing on the same day of the next five succeeding months thereafter; or (C) the pledge within 15 Business Days of the occurrence of such Borrowing Base Deficiency of additional unencumbered Collateral of sufficient value and character (as determined by the Lenders in their sole discretion) that when added to the Borrowing Base shall equal the applicable Effective Amount.

(ii)                                  Notwithstanding the foregoing paragraph (i), upon any reduction to the Borrowing Base provided for in Section 8.2(f) or otherwise in connection with a Disposition permitted pursuant to this Agreement, if a Borrowing Base Deficiency shall exist or the Company or any Restricted Subsidiary shall have incurred any early termination or similar payment Obligation(s) to any Qualifying Derivative Contract Counterparty as a result of the Disposition and termination or modification of any related Derivative Contract(s), the Company shall contemporaneously with such Disposition (x) make, or cause to be made, a principal prepayment on the Loans in an amount equal to the Borrowing Base Deficiency and (y) satisfy in full all such Obligation(s) to any affected Qualifying Derivative Contract Counterparty.

(iii)                               Unless the Required Lenders together with the Administrative Agent shall otherwise agree, if the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Disposition described in Section 8.2(f) or a Recovery Event during the continuance of an Event of Default, the Company shall cause the Loans to be prepaid or the outstanding Letters of Credit Cash Collateralized (at 105% of their respective face amounts) in an amount equal to the entirety of such Net Cash Proceeds.  The provisions of this Section 2.6(f)(iii) do not constitute a consent to the consummation of any Disposition not permitted by Section 8.2(f) or otherwise requiring the prior written consent of the Required Lenders and the Administrative Agent.

(iv)                              The Company shall prepay the Loans within five Business Days after its receipt of any cash proceeds from the Proposed Disposition (as defined in that certain Second Waiver to Credit Agreement, dated as of December 27, 2012, by and among the Company and the Lenders party thereto and acknowledged by the Administrative Agent).

(v)                                 The Company shall prepay the Loans immediately upon receipt of any Net Cash Proceeds from the Proposed Disposition (Phase I) and the Proposed Disposition (Phase II) (as such terms are defined in that certain Sixth Amendment and Waiver to Credit Agreement, dated as of October 15, 2014, by and among the Company and the Lenders party thereto and acknowledged by the Administrative Agent (the “Sixth Amendment”)).

(vi) The Company shall prepay the Loans immediately upon receipt by the Company or its Subsidiaries of any Net Cash Proceeds after October 15, 2014 from the sale of any assets in excess of $500,000 in the aggregate (other than the permitted disposition of assets pursuant to Sections 8.2(a), 8.2(b), 8.2(c), 8.2(d) or 8.2(e), and other than assets subject to the Proposed Disposition (Phase I) and the Proposed Disposition (Phase II) which are covered by clause (v) above).”

(g)                                                          Section 2.6 of the Credit Agreement is hereby amended by adding the following paragraph (h) after paragraph (g) therein:

“(h)                           Redetermination of Borrowing Base Due to Certain Asset Sales.  If the Company or any of  its Subsidiaries sell any assets after October 15, 2014 in excess of $500,000 in the aggregate (other than the permitted disposition of assets pursuant to Section 8.2(a), 8.2 (b), 8.2(c), 8.2(d) or 8.2(e), and other than assets subject to the Proposed Disposition (Phase I) and the Proposed Disposition (Phase II) which are covered by the Sixth Amendment), then the Borrowing Base shall be reduced on a dollar for dollar basis in the amount of such excess.”

(h)                                                         Section 4.2 of the Credit Agreement is hereby amended and restated in its entirety with the following:

“Section 4.2                              Agreement to Deliver Security Documents.  The Company shall, and shall cause its Restricted Subsidiaries (other than Ellwood) where applicable, to deliver whenever reasonably requested by the Administrative Agent, (a) favorable title opinions from legal counsel reasonably acceptable to the Administrative Agent, or such other evidence of title reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties, based upon abstract or record examinations acceptable to the Administrative Agent with respect to at least 95% of the Net Present Value of the Proved Reserves and 95% of the Net Present Value of the Proved Developed Producing Reserves, and providing that such Properties are free and clear of all Liens except Permitted Liens and covering such other matters as the Administrative Agent may reasonably request and (b) evidence that at least ninety five (95%) of the Net Present Value of the Proved Reserves and at least ninety five percent (95%) of the Net Present Value of the Proved Developed Producing Reserves, in each case as set forth in the most recent Reserve Report, are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage Liens in such Mortgaged Properties and interests, and assignments of and security interests in the Oil and Gas attributable to such Mortgaged Properties comprised of Oil and Gas Properties and interests and the proceeds thereof, in each case subject only to Permitted Liens.”

(i)                                                             Section 5.2 of the Credit Agreement is hereby amended by inserting the following new Section 5.2(f) immediately after Section 5.2(e) of the Credit Agreement:

“(f)                             Borrowing Certificate.  The Administrative Agent shall have received from the Company a certificate of the Company dated as of the relevant Borrowing Date signed by a Responsible Officer of the Company certifying, and demonstrating in reasonable detail, that: (i) after giving effect to the requested Borrowing or Issuance, the Company would be in compliance on a pro forma basis with the financial covenants in Section 8.12 of this Agreement (based on the assumption that the Borrowing or Issuance was outstanding at the end of the last reported fiscal quarter for which a Compliance Certificate has been delivered); and (ii) after giving effect to the requested Borrowing or Issuance and for seven (7) days thereafter, the unrestricted cash and Cash Equivalents of the Company and the other Loan Parties are projected not to exceed five million dollars ($5,000,000.00) in the aggregate in the reasonable judgment of the Company’s financial management.”

(j)                                                            Section 7.1(c) of the Credit Agreement is hereby amended and restated in its entirety with the following:

“(c)                            concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and 7.1(b), a management discussion and analysis of: (A) financial condition and results of operations for the Company and its Subsidiaries in substantially the same form as required to be, or shall have been, included in the offering memorandum used in connection with the offering of the Senior Notes, and (B) if requested by the Administrative Agent, the variance versus projections delivered pursuant to Section 7.2(f) for the Company and its Subsidiaries, in form and substance reasonably acceptable to the Administrative Agent.”

(k)                                                         Section 7.12 of the Credit Agreement is hereby amended and restated in its entirety with the following:

“Section 7.12   New Subsidiary Guarantors.       If, at any time after the date of this Agreement, there exists any Restricted Subsidiary (excluding Ellwood), then the Company and each Guarantor shall, and shall cause each of their respective Subsidiaries to, on the date any such Restricted Subsidiary is acquired, (i) cause each such Restricted Subsidiary (excluding Ellwood) to execute and deliver the Guaranty to the Administrative Agent, (ii) pledge to the Administrative Agent for the benefit of the Lenders all of the outstanding Capital Stock of such Restricted Subsidiary or held by such Restricted Subsidiary pursuant to a Security Document satisfactory to the Administrative Agent, and (iii) cause such Subsidiary to execute and deliver such Security Documents as may be required pursuant to Sections 4.2, 4.5(a) or 7.14(b).  Upon the execution and delivery by any Restricted Subsidiary of a Guaranty, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, (x) become a Guarantor for all purposes of this Agreement and (y) be deemed to have made the representations and warranties, as applied to and including such new Subsidiary, set forth in this Agreement.”

(l)                                                             Section 7.14(b) of the Credit Agreement is hereby amended and restated in its entirety with the following:

“(b)                           The Company shall promptly (and in no event later than ten Business Days after the need arises) execute and cause the Restricted Subsidiaries (other than Ellwood) to execute such additional Security Documents in form and substance reasonably satisfactory to Administrative Agent, granting to Administrative Agent for the benefit of the Secured Parties first priority perfected Liens on Oil and Gas Properties (subject only to Permitted Liens) that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include at all times ninety five percent (95%) of the Net Present Value of the Proved Reserves and at least ninety five percent (95%) of the Net Present Value of the Proved Developed Producing Reserves, in each case as set forth in the most recent Reserve Report.  In addition, the Company and each Guarantor shall, and shall cause each of the Restricted Subsidiaries to, furnish to the Administrative Agent title due diligence in form and substance reasonably satisfactory to the Administrative Agent and will furnish all other documents and information relating to such Mortgaged Properties as the Administrative Agent may reasonably request, including, if so requested, title opinions reasonably satisfactory to the Administrative Agent.  The Company shall pay the costs and expenses of all filings and recordings and all searches deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and the Company and each Guarantor shall, and shall cause each of the Restricted Subsidiaries to, satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or the Lien granted thereon to the Administrative Agent for the benefit of the Secured Parties (other than Permitted Liens).”

(m)                                                     Section 7.15 of the Credit Agreement is hereby amended and restated in its entirety with the following:

“Section 7.15                       (Reserved).”

(n)                                                         Section 8.4 of the Credit Agreement is hereby amended and restated in its entirety with the following:

“Section 8.4   Loans and Investments.                                  The Company and each Guarantor shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

(a)         investments in Cash Equivalents;

(b)         extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)          investments in Restricted Subsidiaries that are Guarantors or Persons that become Restricted Subsidiaries and Guarantors upon such investment;

(d)         investments in Derivative Contracts permitted under Section 8.10;

(e)          investments resulting from transactions specifically permitted under Section 8.3;

(f)           investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Company’s business, and (iii) made in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements, that do not, in any case, (x) constitute an investment in any state law partnership or other Person or (y) involve the Disposition of any Mortgaged Property covering Proved Reserves;

(g)          advances by the Company to any of its full time employees for housing loans and for the payment of relocation expenses which do not exceed $200,000 at any time outstanding in the aggregate to all such employees;

(h)         acquisitions of proved Hydrocarbon Interests and related assets;

(i)             provided that there shall not have occurred and be continuing a Default hereunder, and no such Default would result therefrom, the Company and the Guarantors may make cash investments in Ellwood not to exceed an aggregate amount of $2,000,000 in any fiscal year;

(j)            (Reserved);

(k)         investments in stock, obligations or securities received in settlement of debts; and

(l)             the creation of any additional Subsidiaries in compliance with Section 7.12.”

(o)                                                         Section 8.9(a) of the Credit Agreement is hereby amended by deleting both occurrences of the phrase “(other than Section 8.12(a))” therein.

(p)                                                         Section 8.12 of the Credit Agreement is hereby amended and restated in its entirety with the following:

“(a)                           (Reserved).

(b)                                 Current Ratio.   The Company shall not permit the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00 as of the last day of any fiscal quarter; provided, however, that for purposes of such ratio, assets or liabilities required by ASC 815 and ASC 410 shall be excluded from current assets and current liabilities, respectively.

(c)                                  Interest Coverage Ratio.  The Company shall not permit the Consolidated Interest Coverage Ratio to be less than 1.30 to 1.00 as of the last day of any fiscal quarter ending on or after September 30, 2014.

(d)                                 Consolidated Secured Debt Leverage Ratio. The Company shall not permit the Consolidated Secured Debt Leverage Ratio for any fiscal quarter to exceed (i) for the fiscal quarter ending September 30, 2014, 2.25 to 1.00 and (ii) for any fiscal quarter ending on or after December 31, 2014, 1.25 to 1.00.”

(q)                                                         Exhibit A to the Credit Agreement is hereby deleted and the Exhibit A attached to hereto is substituted in its entirety in replacement thereof.

(r)                                                            Schedule A to Exhibit C to the Credit Agreement is hereby deleted and the Schedule A to Exhibit C attached hereto is substituted in its entirety in replacement thereof.

SECTION 5.                                                                         Representations and Warranties, Etc. The Company and each of the other Loan Parties represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders that as of the Effective Date and after giving effect to the amendments and waivers in this Amendment:

(a)                                                         each of the representations and warranties by the Loan Parties contained in the Credit Agreement and in the other Loan Documents are true and correct on and as of such date in all material respects as though made as of the date hereof, except those that by their terms relate solely as to an earlier date, in which event they shall be true and correct in all material respects on and as of such earlier date;

(b)                                                         the execution, delivery and performance of this Amendment has been duly authorized by all requisite organizational action on the part of the Company and each other Loan Party;

(c)                                                          the Credit Agreement as amended hereby and each of the other Loan Documents constitute valid and legally binding agreements enforceable against each Loan Party that is a party thereto in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)                                                         no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents;

(e)                                                          all of the Subsidiaries of the Company are and have been Restricted Subsidiaries; and

(f)                                                           all of the schedules to the Security Documents are true, correct and complete in all material respects on the Effective Date other than schedules to the Mortgages to the extent modified by releases signed by the Administrative Agent.

SECTION 6.                                                                         Borrowing Base.  The Borrowing Base under the Credit Agreement (a) is $280,000,000.00 as of the Effective Date, (b) shall be reduced to $137,500,000.00, after giving effect to the Proposed Disposition (Phase I), and (c) shall be further reduced to $90,000,000.00 after giving effect to the Proposed Disposition (Phase II), until such time as the Borrowing Base is redetermined in accordance with the Credit Agreement on the next scheduled redetermination in May 2015. Notwithstanding the foregoing or anything to the contrary herein, the Borrowing Base shall be reduced after the Effective Date as provided in Section 2.6(h) of the Credit Agreement (as amended by this Amendment).

SECTION 7.                        Additional Covenant.  As an additional affirmative covenant under the Loan Documents, on or before the thirtieth (30th) day after the Effective Date, the Company shall deliver a certificate confirming that the Company is in compliance with Section 4.2 of the Credit Agreement (as amended by this Amendment) together with evidence of such compliance, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Company shall reimburse the Administrative Agent within five Business Days after demand for any reasonable out-of-pocket fees, costs and expenses incurred in connection with this obligation (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent).  Failure to meet the requirements of this Section 7 shall give rise to an Event of Default.

SECTION 8.                        Reserved.

SECTION 9.                        Ratification.  The Company and each other Loan Party hereby ratifies and confirms, as of the Effective Date and after giving effect to this Amendment, (a) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, as such covenants and agreements may be modified by this Amendment and the transactions contemplated thereby and (b) all of the Obligations under the Credit Agreement and the other Loan Documents.

SECTION 10.                      Effectiveness.  This Amendment shall become effective as of the Effective Date when all of the conditions set forth in this Section 10 have been satisfied.

(a)                   The Administrative Agent shall have received executed counterparts of this Amendment from the Company, the Guarantors, the Administrative Agent and the Required Lenders.

(b)                   The Administrative Agent shall have received (i) an executed counterpart from the Company of the Fee Letter dated as of the Effective Date and (ii) the fees referred to therein to the extent payable for the ratable account of the Lenders that have approved and signed this Amendment on or before the Effective Date.

(c)                   The Administrative Agent shall have received from the Company a certificate of each Loan Party dated as of the Effective Date signed by a Responsible Officer of each such Loan Party certifying and attaching:

(i)                    resolutions of the board of directors of the Company and members or the board of directors or similar governing body of each Guarantor or its general partner, as applicable, authorizing this Amendment and the transactions contemplated hereby, certified as of the Effective Date by a Responsible Officer of such Person;

(ii)                   the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Amendment, and all other Loan Documents to be delivered by it hereunder; and

(iii)                  the Organization Documents of each Loan Party as in effect on the Effective Date.

(d)                   No Default, Event of Default or other circumstance which has or could be reasonably expected to have a Material Adverse Effect has occurred and is continuing.

(e)                   The Administrative Agent shall have received all reasonable out-of-pocket fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and related documents (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) for which an invoice has been delivered to Company at least one Business Day before the Effective Date.

(f)                    The Administrative Agent shall have received such other approvals, information, documents or materials as the Administrative Agent or any Lender may request.

SECTION 11.                      Governing Law; Severability; Integration.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  If any provision of this Amendment or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Amendment and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 12.                      Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original and all of which when taken together shall constitute a single document.

SECTION 13.                      Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided, however, that (a) the Company may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 11.8 of the Credit Agreement.

SECTION 14.                      Miscellaneous.  (a) On and after the effectiveness of this Amendment, each reference in each Loan Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended, waived or otherwise modified by this Amendment; (b) this Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement; and (c) a facsimile signature of any party hereto shall be deemed to be an original signature for purposes of this Amendment.

SECTION 15.                      ENTIRE AGREEMENT.  THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(Remainder of Page Left Intentionally Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly effective as of the Effective Date.

COMPANY:

VENOCO, INC.

By:	/s/ Mark A. DePuy
Mark A. DePuy, Chief Executive Officer

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Mark A. DePuy
Mark A. DePuy, Chief Executive Officer

TEXCAL ENERGY (LP) LLC

By:	VENOCO, INC., its Manager

By:	/s/ Mark A. DePuy
Mark A. DePuy, Chief Executive Officer

TEXCAL ENERGY (GP) LLC

By:	/s/ Mark A. DePuy
Mark A. DePuy, Chief Executive Officer

TEXCAL ENERGY SOUTH TEXAS L.P.

By:	TEXCAL ENERGY (GP) LLC,
as general partner

By:	/s/ Mark A. DePuy
Mark A. DePuy, Chief Executive Officer

1

AGREED TO AND ACKNOWLEDGED THE FOREGOING:

CITIBANK, N.A., as Administrative Agent and as a Lender

	By:	/s/ Phil Ballard
Phil Ballard, Managing Director

AGREED TO THE FOREGOING:

LENDERS:

THE BANK OF NOVA SCOTIA

	By:	/s/ Alan Dawson
Alan Dawson, Director

KEYBANK NATIONAL ASSOCIATION

	By:	/s/ George E. McKean
George E. McKean, Senior Vice President

BANK OF AMERICA, N.A.

	By:	/s/ Raza Jafferi
Raza Jafferi, Vice President

Waiver to Credit Agreement — Annex 1

RB INTERNATIONAL FINANCE (USA) LLC

By:	/s/ John A. Valiska
John A. Valiska, First Vice President

By:	/s/ Steven VanSteenbergen
Steven VanSteenbergen, Vice President

BOKF, NA dba BANK OF OKLAHOMA

By:	/s/ Sonja Borodko
Sonja Borodko, Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Kevin Donaldson
Kevin Donaldson, SVP

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Nupur Kumar
Nupur Kumar, Authorized Signatory

By:	/s/ Samuel Miller
Samuel Miller, Authorized Signatory

Waiver to Credit Agreement — Annex 1

SANTANDER BANK, N.A.

By:	/s/ Aidan Lanigan
Aidan Lanigan, Senior Vice President

By:	/s/ Vaughn Buck
Vaughn Buck, Executive Vice President

ABN AMRO CAPITAL USA LLC

By:	/s/ Elizabeth Johnson
Elizabeth Johnson, Executive Director

By:	/s/ Darrell Holley
Darrell Holley, Managing Director

CIT FINANCE LLC, as Lender

By:	/s/ John Feeley
John Feeley, Director

Waiver to Credit Agreement — Annex 1